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                                                                     EXHIBIT 4.1

            THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 14, 2003 (this "Amendment"), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the "Company"), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the "Bank").


                                  INTRODUCTION

         A. The Company and the Bank have entered into an Amended and Restated Credit Agreement dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2002, and the Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002 (the "Credit Agreement").

         B. The Company has requested the Bank to amend the Credit Agreement in certain respects, and the Bank is willing to do so on the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:

                    ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

         Effective the date (the "Amendment Date") the conditions precedent set forth in Article 3 are satisfied, the Credit Agreement hereby is amended as follows:

         1.1 The following definition of the term "Acceptable Letter of Credit Advances" is added to Section 1.1 in alphabetical order:

          "Acceptable Letter of Credit Advances" means (i) renewals of Letters of Credit existing on the Third Amendment Date and (ii) the issuance of Letters of Credit as reasonably necessary for the Company's worker's compensation insurance requirements, so long as in each case under the foregoing clauses (i) and (ii) all conditions for the making of Advances under Sections 2.5 and 2.6 of this Agreement are satisfied.

         1.2 The definition of the term "Applicable Margin" in Section 1.1 is amended and restated in full as follows:

          "Applicable Margin" means (a) for purposes of determining the commitment fees payable under Section 2.3(a), 0.75% per annum, (b) for purposes of determining the Eurodollar Rate applicable to Eurodollar Rate Loans outstanding at any time and the Letter of Credit fees payable under
     Section 2.3(c), 3.75% per annum, and (c) for





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     purposes of determining the Floating Rate applicable to Floating Rate Loans outstanding at any time, 1.50% per annum.

         1.3 The definition of the term "Floating Rate" in Section 1.1 is amended and restated in full as follows:

          "Floating Rate" means the per annum rate equal to the sum of (a) plus
     (b), where "(a)" is the greater of (i) the Prime Rate in effect from time to time or (ii) the sum of one percent (1%) per annum plus the Federal Funds Rate in effect from time to time, and "(b)" is the Applicable Margin; which Floating Rate shall change simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

         1.4 The definition of the term "Termination Date" in Section 1.1 is amended and restated in full as follows:

          "Termination Date" means the earlier to occur of (a) July 31, 2003, and (b) the date on which the Commitment shall be terminated pursuant to
     Section 2.2 or 6.2.

         1.5 The following definitions of the terms "Third Amendment" and "Third Amendment Effective Date" are added to Section 1.1 in alphabetical order, respectively, as follows:

          "Third Amendment" means the Third Amendment to this Agreement dated as of February 14, 2003.

          "Third Amendment Date" means the Amendment Date (as defined in the Third Amendment).

         1.6 The following sentence is added to the end of Section 1.2:

     Notwithstanding anything to the contrary, for purposes of calculating and determining compliance with the financial covenants under Sections 5.2(a) and 5.2(d), the parties shall disregard the effects of all non-cash accounting charges and adjustments, e.g., impairment losses with respect to intangible assets recognized in accordance with Financial Accounting Standard 142.

         1.7 Section 2.1(a) is amended and restated in full as follows:






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          (a) Advances. The Bank agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to
     Section 2.4 and Section 3.3, and to make Letter of Credit Advances to the Company pursuant to Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(b); provided that, on and after the Third Amendment Date, other than Acceptable Letter of Credit Advances, all Letter of Credit Advances, if any, shall be made by the Bank in its sole discretion notwithstanding satisfaction of any or all conditions for the making of Advances under Sections 2.5 and 2.6 of this Agreement.

         1.8 The first sentence of Section 2.1(b) is amended and restated in full as follows:

     Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of the Advances made by the Bank at any time outstanding shall not exceed the amount of the Commitment as of the date any such Advance is made, provided, however, that the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $4,000,000.

         1.9 Subpart (e) of Section 2.10 is amended and restated in full as follows:

          (e) In accordance with Section 5.1(f), first-priority mortgage liens on all real property of the Company and the Guarantors.

         1.10 Subpart (vii) of Section 5.1(d) is amended and restated in full as follows:

                (vii) (A) As soon as available and in any event not later than April 15, 2003, updated financial projections for the Parent Guarantor and its Subsidiaries for the fiscal years of the Parent Guarantor ending in March of 2004 and March of 2005, which shall include, in each case, for the first of such two fiscal years a balance sheet and statements of income and cash flows, and for the second of such two fiscal years, only a summary statement of income, and (B) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent Guarantor commencing with such fiscal year ending in March of 2004, updated financial projections for the Parent Guarantor and its Subsidiaries for the next two fiscal years of the Parent Guarantor, which shall include, in each case, for the first of such two fiscal years a balance sheet and statements of income and cash flows, and for the second of such two fiscal years, only a summary statement of income; and

         1.11 Section 5.1(f) is amended and restated in full as follows:

          (f) Real Property Collateral.






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                (i) Updated Identification of Real Property. Within three (3)
     Business Days after the Third Amendment Date, deliver to the Bank a schedule setting forth all real property owned by the Company and each Guarantor, and, within ten (10) Business Days after the Third Amendment Date, deliver all other information reasonably required for the Bank to obtain appraisals, if required by the Bank, of all such property with respect to which the Bank does not presently have current appraisals, certified as true and correct by a duly authorized officer of the Company.

                (ii) Environmental Investigation. Within thirty (30) Business Days after the Third Amendment Date, deliver to the Bank the Bank's standard form of environmental questionnaire duly completed with respect to each property owned or leased by the Company and the Guarantors for which the Company and the Guarantors have not previously delivered such a questionnaire, together with such other information as the Bank may deem necessary or desirable in order to complete its environmental investigation with respect thereto. The Bank shall provide to the Company a list of approved environmental consultants for each respective state within seven
     (7) Business Days after the Third Amendment Date.

                (iii) Complete Mortgage Collateral Items within Sixty (60) Days. Within sixty (60) calendar days after the Third Amendment Date, deliver to the Bank, or cause to be delivered to the Bank, the following; provided that the Company agrees to execute and deliver, or cause to be executed and delivered, the Mortgage forms required below within two (2) Business Days after the Bank provides them to the Company:

                        (A) The Mortgages duly executed on behalf of the Company and the Guarantors, as applicable, granting to the Bank first-priority mortgage liens on all real property owned by the Company and the Guarantors, together with:

                        (B) Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank thereunder;

                        (C) Policies of mortgage title insurance in form and amounts, and issued by an insurer, satisfactory to the Bank, insuring the interest of the Bank under the Mortgage without standard exceptions and without any special exceptions not acceptable to the Bank and containing such further endorsements, affirmative coverage and other terms as the Bank may reasonably request;




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                        (D) Surveys of the property to be subject to the
     Mortgages, made by a land surveyor licensed in the State in which such property is located and acceptable to the Bank complying with the Minimum Standard Detail Requirements for Land Title Surveys as adopted by the American Title Association and the American Congress on Surveying and Mapping and showing such details as the Bank may reasonably request, certified to the Bank and the issuer of such mortgage title insurance policy in form reasonably acceptable to the Bank;

                        (E) Flood-zone certifications, in form and substance satisfactory to the Bank, with respect to all properties subject to the Mortgages;

                        (F) Evidence that the casualty and other insurance required pursuant to the Mortgages is in full force and effect;

                        (G) The favorable written opinions of counsel for the Company and the Guarantors, including, if requested by the Bank, local counsel for the Company and the Guarantors in the jurisdictions in which the mortgaged properties are located other than Arizona, California, Georgia, Ohio and Oklahoma, as to such matters with respect to the Mortgages as the Bank may reasonably request;

                        (H) Environmental Certificates with respect to all mortgaged properties, or confirmations thereof, duly executed on behalf of the Company and the Guarantors; and

                        (I) Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or the Guarantors in connection with the execution, delivery and performance of the Mortgages or as a condition to the legality, validity or enforceability of the Mortgages, certified as true and correct and in full force and effect as of the date of the Mortgages by a duly authorized officer of the Company, or, if none is required, a certificate of such officer to that effect.

     Notwithstanding the foregoing, the Company shall be entitled to additional time to deliver any of the items set forth in (iii)(A)-(I) above to the extent necessary to compensate for any delay caused by the Bank or the Bank's agents or contractors.

                (iv) Previously Required Mortgage Documents by February 28, 2003. Notwithstanding anything to the contrary, by not later than February 28, 2003, the Company shall deliver, or caused to be delivered, to the Bank all items identified under clause (iii) above relating to the Mortgages previously required to be delivered to the Bank under this Agreement, including without






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     limitation pursuant to the Second Amendment to this Agreement. As of the
     Third Amendment Date those items include, without limitation, the following:

                                1. Owner's affidavits satisfactory to the title
               company for each of such Mortgages;

                                2. Discharges of existing liens as requested by
               the Bank for: (A) Site #5 being mortgaged by the Company in the State of California; (B) Site #15 being mortgaged by the Company in the State of Georgia, (C) Site #17 being mortgaged by the Company in the State of Georgia, (D) all properties being mortgaged by the Company in the State of Virginia (Sites #23-26, inclusive), (E) Site #28 being mortgaged by the Company in the State of Ohio, and (F) all properties being mortgaged by the Company in the State of Arizona (Sites #35 and 36); or in the alternative, if the Company cannot obtain such discharges by February 28, 2003 and the Bank does not elect to extend such deadline, the Company shall provide by such date title insurance insuring over such liens in form and substance satisfactory to the Bank; and

                                3. Payment of all title insurance premiums and
               other costs relating to such Mortgages in the States of Arizona and Ohio. The Company further agrees to promptly pay the title insurance company all amounts for title insurance premiums and recording charges relating to all properties from time to time being mortgaged by the Company in favor of the Bank when and as invoiced by the title insurance company, and if the Company fails to promptly pay such amounts, the Company hereby authorizes the Bank to debit its account for payment of all such amounts.

                        (v) Conditional Exclusion of Proposed Sale Properties. Notwithstanding anything to the contrary, each of the properties commonly known as 1199 Quince Orchard Boulevard, Gaithersburg, Maryland, 855 Hopkins Road, Williamsville, New York, and 9861 Yorktown Avenue, Huntington Beach, California (each a "Sale Property"), shall be excluded from the requirements of clause (iii) above so long as by not later than June 30, 2003 each such Sale Property has been sold outright or is the subject of a valid and bona fide sale/leaseback transaction on terms and conditions satisfactory to the Bank. In the event any Sale Property has not been so sold or is not so subject to such a transaction by such date, the Company shall deliver, or cause to be delivered, to the Bank all the items required under clause (iii) above with respect to such Sale Property as soon as practicable and in any event by not later than July 15, 2003.

                1.12 Sections 5.2(a), (b), (c) and (d) are amended and restated in full, respectively, as follows:

                   (a) Tangible Capital Funds. Permit or suffer Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries at any time to be






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     less than the amount equal to 80% of the amount of Consolidated Tangible
     Capital Funds of the Parent Guarantor and its Subsidiaries as of the end of the Parent Guarantor's interim fiscal period ended January 3, 2003.

                        (b) Senior Debt to EBITDA. [intentionally omitted]

                        (c) Debt Service Coverage Ratio. [intentionally omitted]

                        (d) EBITDA. Permit or suffer the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries to be less than (i) $410,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about January 3, 2003, for the period of the fiscal quarter then ended, (ii) $279,000 as of the end of the third to last four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2003, for the four-week fiscal period then ending, (iii) $697,000 as of the end of the second to last four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2003, for the period of the two four-week fiscal periods then ending, (iv) $1,194,000 as of the end of the last four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2003, for the period of the three four-week fiscal periods then ending, (v) $300,000 as of the end of the first four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2004, for the four-week fiscal period then ending, (vi) $600,000 as of the end of the second four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2004, for the period of the two four-week fiscal periods then ending, or (vii) $900,000 as of the end of the third four-week fiscal period of the Parent Guarantor's fiscal year ending on or about March 31, 2004, for the period of the three four-week fiscal periods then ending.

                1.13 Clause (iii) of Section 5.2(e) (as added pursuant to the Second Amendment to the Credit Agreement referenced above) is amended and restated in full as follows:

          (iii) Subordinated Debt that constitutes Initial Subordinated Debt (as defined in Section 5.2(g)) provided by the Investors (as defined in Section 5.2(g)) to the Company or the Parent Guarantor in accordance with Section 5.2(g) in an aggregate principal amount of not more than $14,000,000 plus the aggregate principal amount of any notes representing Initial Subordinated Debt PIK Interest, and Subordinated Debt that constitutes Rights Offering Subordinated Debt (as defined in Section 5.2(g)) in an aggregate principal amount not exceeding $3,500,000 incurred in accordance with the terms of this Agreement, the proceeds of which are used to refinance such Subordinated Debt; and

                1.14 The last sentence of Section 5.2(g) (as added pursuant to the Second Amendment to the Credit Agreement referenced above), including subparts (1) through (9) thereof, is amended and restated in full as follows:






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     Notwithstanding anything in this Section 5.2(g) or any other provision of this Agreement, the Bank agrees that in the event Tutor Time Learning Systems, Inc. ("Tutor Time") is the subject of proceedings under the United States Bankruptcy Code and the trustee in the proceedings elects to sell property of the Tutor Time estate, the Company and/or any of the Guarantors may purchase all or any portion of such property (the "Tutor Time Property Purchase"), subject to the satisfaction of each of the following conditions:

          (1) the assets of Tutor Time subject of the Tutor Time Property Purchase shall have been approved by the Bank in its sole discretion, the Bank shall otherwise have completed all due diligence required by the Bank with respect to the Tutor Time Property Purchase, and the results of all such due diligence shall be satisfactory to the Bank in its sole discretion,

          (2) the assets of Tutor Time purchased in the Tutor Time Property Purchase shall be free and clear of all Liens, claims and other encumbrances and interests, and the Tutor Time Property Purchase shall have been approved under Section 363 of the Bankruptcy Code pursuant to terms and an order acceptable to the Bank in its sole discretion,

          (3) the maximum aggregate principal amount of the Loans the Company may use for the Tutor Time Property Purchase shall be the amount equal to the then unused Commitment minus $2,000,000 (such amount so used, hereinafter the "Credit Facility Usage"),

          (4) for every $1.00 of Credit Facility Usage used to fund the consideration paid by the Company and the Guarantors for the Tutor Time Property Purchase, JP Acquisition Fund III L.P., other shareholders of the Parent Guarantor acceptable to the Bank or other investors acceptable to the Bank (collectively, the "Investors") shall have contributed to the Company net $1.00 cash of Subordinated Debt on terms and conditions satisfactory to the Bank (the "Initial Subordinated Debt"), and such cash likewise shall have been used by the Company to fund the Tutor Time Property Purchase (or contributed by the Company to the Subsidiary Guarantors and used by them for such purpose); provided that:

                        (i) the terms of the Initial Subordinated Debt must include without limitation: (A) the first required principal payment with respect to the Initial Subordinated Debt shall be not earlier than December 31, 2004, (B) the total interest, commissions, discounts, fees, charges and other consideration and compensation (collectively, "Interest") stated to be payable by the Company and the Guarantors with respect to the Initial Subordinated Debt, including without limitation all Interest payable in kind with the issuance of additional securities and all Interest payable in cash and cash equivalents, shall not in the aggregate exceed an amount equal to a per annum rate of return of 15% (plus any applicable default rate of return), (C) the total Interest with respect to the Initial Subordinated




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          Debt which by its terms is stated to be payable by the Company and the
          Guarantors in cash or cash equivalents prior to December 31, 2004 shall not, except as otherwise provided in clause (iii) below, in the aggregate exceed an amount equal to a per annum rate of return of 7% (all Interest with respect to the Initial Subordinated Debt in excess of a per annum rate of return of 7% hereinafter is called the "Initial Subordinated Debt PIK Interest"), and (D) notwithstanding anything to the contrary, no Interest, whether Initial Subordinated Debt PIK Interest or other Interest, shall be paid in cash on the Initial Subordinated Debt prior to December 31, 2004, except as provided in clauses (iii) and (iv) below;

                        (ii) the Initial Subordinated Debt and, subject to the conditions set forth in clause (iii) below, accrued and unpaid Interest thereon (including Initial Subordinated Debt PIK Interest), may be repaid with the proceeds of equity and Subordinated Debt, or cancelled in connection with the payment of a portion of the purchase price for such securities, pursuant to a rights offering (the "Rights Offering") by the Company and/or the Parent Guarantor to shareholders of the Parent Guarantor to purchase common stock of the Parent Guarantor (the "Rights Offering Equity") and Subordinated Debt of the Company or the Parent Guarantor in an aggregate principal amount of not more than $3,500,000 on terms and conditions satisfactory to the Bank (the "Rights Offering Subordinated Debt"), so long as the terms of the Rights Offering Subordinated Debt include without limitation:
          (A) the first required principal payment with respect to the Rights Offering Subordinated Debt shall be not earlier than December 31, 2004, and (B) subject to clause (iv) below, the total Interest payable by the Company and the Guarantors with respect to the Rights Offering Subordinated Debt shall not in the aggregate exceed an amount equal to a per annum rate of return of 15% (plus any applicable default rate of return) all of which may be payable in cash;

                        (iii) Interest on the Initial Subordinated Debt may be paid only if the aggregate amount of the net proceeds of the Rights Offering Equity and the Rights Offering Subordinated Debt exceeds $14,000,000 (without the Rights Offering Subordinated Debt exceeding $3,500,000), in which case Interest on the Initial Subordinated Debt (including Initial Subordinated PIK Interest and any Interest constituting penalty interest or interest accrued on overdue amounts) may be paid out of such proceeds in excess of $14,000,000 so long as no Default or Event of Default shall have then occurred and be continuing or would be caused thereby; and

                        (iv) if the Company and/or the Parent Guarantor has not cancelled Initial Subordinated Debt in connection with its tender in payment of the purchase price of, and/or received net cash proceeds from, the Rights Offering Equity in an aggregate amount of $7,500,000 or more by July 19, 2003, then at all times thereafter until the earlier of December 31, 2004 or the Company's and/or the Parent Guarantor's cancellation of





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          Initial Subordinated Debt in payment of the purchase price of, and/or receipt of net cash proceeds from, the Rights Offering Equity in such amount, all Interest with respect to both the Initial Subordinated Debt and the Rights Offering Subordinated Debt must be stated to be payable only in kind with the issuance of additional securities and no Interest with respect to either the Initial Subordinated Debt or the Rights Offering Subordinated Debt may be payable in cash or cash equivalents,

          (5) all consideration paid by the Company and the Guarantors for the Tutor Time Property Purchase in excess of the sum of the Credit Facility Usage plus the equal amount contributed by the Investors and used to fund the Tutor Time Property Purchase under the foregoing clause (4), shall have been contributed by the Investors to the Company in the form of new cash equity or Subordinated Debt and used by the Company to fund the Tutor Time Property Purchase (or contributed by the Company to the Subsidiary Guarantors and used by them for such purpose),

          (6) immediately before and after giving effect to the Tutor Time Property Purchase, no Default or Event of Default shall exist or shall have occurred and be continuing, all Subsidiaries, including without limitation TT Acquisition LLC and CTT Acquisition Corp., shall have become Guarantors and the Company otherwise shall have complied with the requirements of clause (ii) of Section 5.1(g) with respect to all new Subsidiaries of the Company or any Guarantor (without regard for the 30-day period referenced therein which the Company hereby waives), and the representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after the Tutor Time Property Purchase is consummated) as if made on the date the Tutor Time Property Purchase is consummated, and, without limiting the foregoing, immediately before and after giving effect to the Tutor Time Property Purchase, the Parent Guarantor and its Subsidiaries shall be in compliance on a pro forma basis with all financial covenants under this Agreement (including without limitation as amended in accordance with the Second Amendment to this Agreement), on a pro forma basis consistent with Section 1.2 of this Agreement and otherwise acceptable to the Bank,

          (7) by not later than October 4, 2002, the Company shall have executed and delivered to the Bank additional Mortgages covering not less than ten
     (10) facilities of the Company in locations acceptable to the Bank in its sole discretion, together with the related items contemplated under Section 5.1(f)(iii); provided that the Bank shall not require appraisals or surveys of such additional mortgaged facilities,

          (8) the Tutor Time Property Purchase shall close on or before August 15, 2002, and






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          (9) prior to the consummation of the Tutor Time Property Purchase, the
     Company shall have paid to the Bank a fee in the amount of $50,000 in immediately available funds and all other amounts owing to the Bank, or for which the Company has agreed with the Bank to be responsible, under this Agreement or otherwise, including without limitation all fees and expenses of counsel to the Bank and all appraisal fees.

        1.15    Section 5.2(h) is amended and restated in full as follows:

                (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment and (ii) the sale of the Sale Properties (as defined in Section 5.1(f)(v)) prior to June 30, 2003, either outright or pursuant to sale/leaseback transactions on terms and conditions satisfactory to the Bank.

        1.16    Section 5.2(n) is amended and restated in full as follows:

                (n) Payments and Modification of Subordinated Debt. (i) Notwithstanding any terms of the Initial Subordinated Debt or any Rights Offering Subordinated Debt to the contrary, make any payment of Interest on the Initial Subordinated Debt except in accordance with Section 5.2(g) (as amended by the Third Amendment) or make any payment in cash or cash equivalents of Interest on the Rights Offering Subordinated Debt that is prohibited under Section 5.2(g) (as amended by the Third Amendment), (ii) make any optional payment, prepayment or redemption of any Subordinated Debt, other than the surrender and cancellation of the Initial Subordinated Debt in accordance with Section 5.2(g) (as amended by the Third Amendment) and the other terms of this Agreement, (iii) amend or modify, or consent or agree to any amendment or modification, which would shorten any maturity or increase the amount of any payment of principal or increase the rate (or require earlier payment) of Interest on any Subordinated Debt, (iv) amend any agreement under which any Subordinated Debt is issued or created or otherwise related thereto, (v) enter into any agreement or arrangement providing for the defeasance of any Subordinated Debt; provided that this
     Section 5.2(n) shall not prohibit (1) the prepayment, in accordance with subpart (4) of the last sentence of Section 5.2(g), of the Initial Subordinated Debt (as defined in such subpart (4)) with the proceeds of the equity and Subordinated Debt issued pursuant to the Rights Offering described in such subpart (4), or (2) the payment of interest on the Initial Subordinated Debt with certain excess proceeds of the Rights Offering Equity in accordance with such subpart (4) of the last sentence of
     Section 5.2(g). As of the date of execution of the Third Amendment, the Company has voluntarily determined to provide for the additional restrictions on the payment of Interest on the Initial Subordinated Debt and the Rights Offering Subordinated Debt set forth in Section 5.2(g) (as amended by the Third




                                      -11-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

     Amendment). If, notwithstanding such determination and the terms of
     Section 5.2(g), the Company at any time elects to make any scheduled payment of Interest on the Initial Subordinated Debt or the Rights Offering Subordinated Debt in cash or cash equivalents contrary to the terms of
     Section 5.2(g), the Company will provide not less than ten (10) Business Days' advance written notice to the Bank of the Company's intention to make any such payment. Upon the issuance of any such written notice, an Event of Default shall be deemed to have occurred.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

         2.1 The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

         2.2 This Amendment is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

         2.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, and no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

                         ARTICLE 3. CONDITIONS PRECEDENT

         The amendments set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

         3.1 This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have





                                      -12-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]
been executed by a duly authorized officer on behalf of each of the Guarantors and executed by each of the Investors (whether by the Company as attorney-in-fact for each of them or directly, as the case may be), in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

         3.2 The Investors and all other holders, if any, of the Initial Subordinated Debt shall have acknowledged and agreed in writing for the benefit of the Bank, in form and substance satisfactory to the Bank, that (a) they approve the terms of this Amendment, (b) no interest on the Initial Subordinated Debt may be paid except in accordance with subpart (4) of Section 5.2(g) of the Credit Agreement as amended by this Amendment, and (c) the Subordination Agreement made by each of them in favor of the Bank with respect to the Initial Subordinated Debt continues in full force and effect, subject to the modification contemplated by the foregoing clause (b), and none of them has any defense, counterclaim or offset with respect thereto.

         3.2 The Company shall have paid (a) to the Bank a fee for this Amendment in the amount of $50,000, which shall be deemed fully earned upon receipt and nonrefundable and (b) to Dickinson Wright PLLC, counsel for the Bank, all reasonable fees and expenses of Dickinson Wright PLLC in connection with the Credit Agreement, including without limitation the Mortgage collateral matters under Section 5.1(f) of the Credit Agreement, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

         3.3 Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

                                ARTICLE 4. WAIVER

         The Company and the Guarantors have informed the Bank that Events of Default have occurred due to (1) breaches of Sections 5.2(c) and 5.2(d) of the Credit Agreement as of the end of the Parent Guarantor's fiscal quarter ended on or about October 11, 2002 (the "Subject Quarter End"), (2) breaches of Section 5.1(b) due to the Parent Guarantor's failure to file timely Form 8K with the Securities and Exchange Commission (the "SEC") in connection with the Tutor Time Property Purchase, subsequently to timely file with the SEC the related financial statements and to timely file with the SEC the Parent Guarantor's Form 10Q for the Subject Quarter End, and (3) breaches of Section 5.1(d)(ii) and
Section 5.1(d)(iii) due to the failure to deliver timely the financial statements and certificates of the chief financial officer required thereunder for the Subject Quarter End and due to the failure to deliver timely the financial statements and certificate of the chief financial officer required under Section 5.1(d)(ii) for periods prior to the Subject Quarter End and for subsequent periods through December 27, 2002 (all of the foregoing, collectively, the "Known Defaults"), and the Company and the Guarantors have requested that the Bank waive the Known Defaults subject to the terms and conditions set forth herein. Pursuant to such request, upon the occurrence of the Amendment Date, the Bank hereby waives the Known Defaults, provided that the Bank is not waiving any other Defaults, Events of Default or other breaches of
Section 5.1(b), 5.1(d), 5.2(c) or 5.2(d) or any other provisions of the Credit









                                      -13-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

Agreement. The Company and the Guarantors acknowledge and agree that the waiver contained herein is a limited waiver, limited to the specific Known Defaults described above and subject to the conditions described herein. Such limited waiver (a) shall not waive any other term, covenant or agreement of the Credit Agreement or any other Loan Document, (b) shall not be deemed to be a waiver of any other term, covenant or agreement of the Credit Agreement or any other Loan Document, and (c) shall not be deemed to prejudice any present or future right or rights which the Bank now has or may have thereunder. Additionally, this limited waiver shall not be deemed to waive any Event of Default, whether now existing or hereafter existing, whether known, unknown or otherwise, except as specifically set forth herein.

                            ARTICLE 5. MISCELLANEOUS

         5.1 The Company acknowledges and agrees that prompt and complete compliance by the Company with all the requirements of Section 5.1(f) of the Credit Agreement as amended by this Amendment is a material inducement to the Bank to enter into this Amendment and any failure by the Company so to comply shall constitute an immediate Event of Default under the Credit Agreement. Further, if the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

         5.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

         5.3 The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

         5.4 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.






                                      -14-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

         5.5 This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

         5.6 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

         5.7 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

         5.8 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

         5.9 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

         5.10 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

         5.11 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.







                                      -15-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

                                       CHILDTIME CHILDCARE, INC.


                                        By:/s/ Frank M. Jerneycic
                                           ---------------------------------

                                           Its: Chief Financial Officer
                                               -----------------------------

                                       BANK ONE, NA


                                       By: /s/ Richard C. Ellis
                                           ---------------------------------

                                           Its: Vice President
                                               -----------------------------









                                      -16-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

                            GUARANTOR ACKNOWLEDGEMENT

         Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Third Amendment to Amended and Restated Credit Agreement (the "Amendment"), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.


                               CHILDTIME LEARNING CENTERS, INC.

                               By: /s/ Frank M. Jerneycic
                                  ------------------------------------

                                   Its: Chief Financial Officer
                                        ------------------------------


                               CHILDTIME CHILDCARE-PMC, INC.

                               By: /s/ Frank M. Jerneycic
                                  ------------------------------------

                                   Its: Chief Financial Officer
                                       -------------------------------


                               CHILDTIME CHILDCARE-MICHIGAN, INC.

                               By: /s/ Frank M. Jerneycic
                                  ------------------------------------

                                   Its: Chief Financial Officer
                                       -------------------------------


                               TUTOR TIME LEARNING CENTERS, LLC
                               (formerly known as TT Acquisition LLC)

                               By: /s/ Frank M. Jerneycic
                                  ------------------------------------

                                   Its: Chief Financial Officer
                                       -------------------------------








                                      -17-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

                               TUTOR TIME INTERNATIONAL LEARNING
                               CENTERS, INC. (formerly known as CTT
                               Acquisition Corp.)

                               By:     /s/ Frank M. Jerneycic
                                   --------------------------------------

                                   Its: Chief Financial Officer
                                       ----------------------------------










                                      -18-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

                SUBORDINATED LENDER ACKNOWLEDGEMENT AND AGREEMENT

         As of the date first set forth above, each of the undersigned subordinated lenders (the "Investors") party to the Subordination Agreement dated as of July 19, 2002 among Bank One, NA, as agent, the undersigned, and the Company (the "Subordination Agreement") hereby acknowledges and agrees that such Investor has reviewed and fully consents to the foregoing Third Amendment to Amended and Restated Credit Agreement (the "Amendment"), and that, subject to the next following sentence, the Subordination Agreement continues in full force and effect, and each of the undersigned acknowledges and agrees that, as of the date hereof, it has no defenses, counterclaims or offsets with respect thereto. Each of the undersigned Investors agrees that, notwithstanding anything to the contrary in the Subordination Agreement or the Subordinated Lending Agreements (as defined in the Subordination Agreement), no Interest on the Initial Subordinated Debt may be paid, nor shall the Investors accept any such Interest, except in accordance with the terms and requirements of subpart (4) of Section 5.2(g) of the Credit Agreement as amended by this Amendment, and Section 2.2(a) of the Subordination Agreement hereby shall be deemed amended accordingly. All references to the Credit Agreement in the Subordination Agreement or in the Subordinated Notes or any other Subordinated Lending Agreements (as such terms are defined in the Subordination Agreement) hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.



                                        JP Acquisition Fund II, L.P.
                                        By: JPAF Limited Partnership
                                                  Its General Partner
                                                  By:    JPAF, Inc.
                                                  Its General Partner

                                                  By:/s/ Benjamin R. Jacobson
                                                     ------------------------
                                                     Benjamin R. Jacobson
                                                     President

                                        JP Acquisition Fund III, L.P.
                                        By: JPAF III LLC
                                            Its General Partner
                                            By:   Jacobson Partners
                                                  Its Sole Member

                                                  By:/s/ Benjamin R. Jacobson
                                                     ------------------------
                                                     Benjamin R. Jacobson
                                                     Managing Partner

                                        /s/ Benjamin R. Jacobson
                                        ------------------------------------
                                        Benjamin R. Jacobson







                                      -19-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

                              Each of the Subordinated Lenders (as defined in the Subordination Agreement) identified on Schedule A attached hereto (other than Benjamin R. Jacobson, JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P.) by CHILDTIME CHILDCARE, INC., as attorney-in-fact for each of them

                              By: Frank M. Jerneycic
                                 ----------------------------------------------
                                 Its: Chief Financial Officer
                                     ------------------------------------------

Accepted and agreed:

CHILDTIME CHILDCARE, INC.

By:     /s/ Frank M. Jerneycic
   ---------------------------
   Its: Chief Financial Officer
       ------------------------
Date: February 17, 2003
      -----------------
BANK ONE, NA

By: Richard C. Ellis
   ----------------------------
   Its: Vice President
       ------------------------
Date: February 17, 2003
     --------------------------







                                      -20-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]

                                   SCHEDULE A

                              Subordinated Lenders


Amcito Partners, L.P.
Raymond P. Barbrick
Barcam Holdings, Inc.
Allan Chan
Silvia Cocozza
John Dickerson and Beverly Dickerson, JTWROS
Edmund Gaffney
Nathan Gantcher
Jamie L. Goldberg
D. M. Harlan, Jr.
Christopher D. Heinz
Harrison R. Horan
HVS Boxers LLC
Benjamin R. Jacobson
Sara K. Jacobson Trust, Michael Fuchs, Trustee
JP Acquisition Fund II, L.P.
JP Acquisition Fund III, L.P.
Virginia Juliano
Nicolas Karlson Trust, Michael Fuchs, Trustee
George A. Kellner
James J. Morgan
QFG Ventures, L.P.
Gerald L. Parsky
Maria and Gaetano Ruvio, JTWROS
Shazeen Sacranie and Gail R. Sacranie, JTWROS
Kurt Schnaubelt
Timothy E. Whelan









                                      -21-
              [Third Amendment to Childtime Childcare, Inc. Second
                     Amended and Restated Credit Agreement]